Press Release For immediate release
Invesco Ltd. Announces June 30, 2015
Assets Under Management

Invesco Relations Contact:    Jordan Krugman    404-439-4605
Media Relations Contact:    Bill Hensel    404-479-2886

Atlanta, July 13, 2015 --- Invesco Ltd. (NYSE: IVZ) today reported preliminary month-end assets under management (AUM) of $803.6 billion, a decrease of 1.1% month over month.  The decrease was driven by unfavorable market returns and net outflows in money market. These declines were partially offset by positive foreign exchange, long-term net inflows and inflows into the PowerShares QQQ. FX increased AUM by $3.9 billion. Preliminary average total AUM for the quarter through June 30 were $810.9 billion, and preliminary average active AUM for the quarter through June 30 were $666.7 billion.

Total Assets Under Management
(in billions)	Total	Equity	Fixed Income	Balanced	Money Market	Alternatives

June 30, 2015(a)	$803.6	$394.7	$187.5	$53.6	$67.9(b)	$99.9
May 31, 2015	$812.4	$403.6	$185.6	$53.4	$69.5	$100.3
April 30, 2015	$811.7	$402.5	$185.9	$53.3	$68.5	$101.5
March 31, 2015	$798.3	$392.8	$184.4	$50.6	$70.2	$100.3
Active (c)
(in billions)	Total	Equity	Fixed Income	Balanced	Money Market	Alternatives

June 30, 2015(a)	$662.0	$305.3	$146.3	$53.6	$67.9(b)	$88.9
May 31, 2015	$668.3	$312.9	$143.3	$53.4	$69.5	$89.2
April 30, 2015	$666.5	$311.0	$143.5	$53.3	$68.5	$90.2
March 31, 2015	$655.3	$302.8	$142.4	$50.6	$70.2	$89.3
Passive (c)
(in billions)	Total	Equity	Fixed Income	Balanced	Money Market	Alternatives

June 30, 2015(a)	$141.6	$89.4	$41.2	$—	$—	$11.0
May 31, 2015	$144.1	$90.7	$42.3	$—	$—	$11.1
April 30, 2015	$145.2	$91.5	$42.4	$—	$—	$11.3
March 31, 2015	$143.0	$90.0	$42.0	$—	$—	$11.0

(a)	Preliminary - subject to adjustment.
(b)	Preliminary - ending money market AUM include $63.6 billion in institutional money market AUM and $4.3 billion in retail money market AUM.
(c)	Passive AUM include ETF’s, UIT’s, non-fee earning leverage, foreign exchange overlays and other passive mandates. Active AUM are total AUM less passive AUM.

About Invesco Ltd.
Invesco Ltd. is a leading independent global investment management firm, dedicated to helping investors worldwide achieve their financial objectives. By delivering the combined power of our distinctive investment management capabilities, Invesco provides a wide range of investment strategies and vehicles to our clients around the world. Operating in more than 20 countries, the firm is listed on the New York Stock Exchange under the symbol IVZ. Additional information is available at www.invesco.com.

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